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                                                             Exhibit 99(a)(1)(G)

                     MEMORANDUM TO HOLDERS OF STOCK OPTIONS

TO:   Holders of Stock Options
FROM: Sun International Hotels Limited
DATE: June 26, 2000

RE:   Tender of Option Shares in the Company's Tender Offer

         We have prepared the following questions and answers for your convenience. Please review this information together with the Offer to Purchase and other documents you received along with this memorandum. If, after reviewing the information provided, you have additional questions, please call Charles D. Adamo at (242) 363-4581.

          1.   WHAT IS THE OFFER?

         We are offering to purchase 5,000,000 shares of our common stock ("Shares") at $24.00 per Share (the "Offer"). The Offer will be open until it expires at 5:00 p.m., New York City time, on July 25, 2000, unless extended by us.

         In connection with this Offer, we are allowing you, at your election, to exercise your vested options that have exercise prices below $24.00 per Share and sell the Shares you acquire upon such exercise ("Option Shares") in the offer. The portion of your options with respect to any Option Shares we do not purchase (due to proration or otherwise) will continue to be outstanding. In connection with the Offer, the Board of Directors has voted to accelerate the vesting of all existing options with exercises below $24 per Share. Accordingly, all options that you have been granted under the Company's stock option plans with exercise prices under $24 per Share are eligible to be tendered into the Offer.

         You must complete and deliver to the Company the Option Election Form in order to tender part or all of your Option Shares resulting from a conditional exercise of such options. This exercise of your options is "conditional" because you exercise the option only if, and to the extent, that the Company actually purchases the Option Shares in the Offer.


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         The Offer, which is subject to a number of other conditions, is described in the Offer to Purchase dated June 26, 2000, and related Letter of Transmittal provided to you. Please read these documents carefully, together with the following materials:

         -    Option Election Form and

         -    Instructions for Tender of Options.

         Please remember that neither the Company nor its Board of Directors is making any recommendation as to whether stockholders or option holders should participate in the Offer. You must make your own decision. You must carefully follow the instructions below and in the enclosed Instructions for Tender of Options and Option Election Form if you want to participate in our Offer. Failure to follow such instructions may make you ineligible to tender your Option Shares in our Offer.

          2. MUST I ACTUALLY EXERCISE MY OPTIONS IN ORDER TO PARTICIPATE IN THE OFFER?

         No. As a holder of unexercised options we are allowing you to "conditionally" exercise all or part of your options and tender the Option Shares you would be entitled to receive upon such exercise.

         This exercise of options is "conditional" because you are deemed to exercise the option only if, and to the extent that, we actually purchase the Option Shares in the Offer.

          3.   DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?

         No. In order to facilitate your participation in the Offer, we are allowing you to conditionally exercise your options without paying the exercise price in cash. This is called a "cashless exercise". This means that your options will be exercised and the Option Shares will be tendered, and the amount of cash you receive for each Option Share purchased will equal the difference between $24.00 per Share and the option exercise price per Share, less withholding taxes. You do not need to send any money with your Option Election Form.

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          4.   WILL ALL OF THE OPTION SHARES THAT I TENDER BE PURCHASED IN THE
               OFFER?

         In the Offer, the Company is offering to purchase a total of 5,000,000 Shares at a per share price of $24.00. If more than 5,000,000 Shares are tendered, we will reduce on a pro rata basis the number of Shares we purchase from each person who tenders Shares. This means that we will not purchase all of the Option Shares you tender under these circumstances. We currently do not know how many Shares will be tendered in the Offer. If, after taking into account proration, we purchase only a portion of your Option Shares, your remaining options relating to Option Shares will not be considered to have been exercised and will remain outstanding.

          5. WHAT WILL HAPPEN TO MY OPTIONS IF THE OPTION SHARES ARE NOT PURCHASED?

         We will return to you any options for Option Shares that we do not purchase.

          6. HOW WILL I KNOW IF MY OPTION SHARES HAVE BEEN PURCHASED AND WHEN WILL I BE PAID?

         After the offer expires, all tenders submitted in the offer will be tabulated. We anticipate that this will take approximately five business days. Soon thereafter, you will be advised by the Depositary, of the number of your Option Shares that were purchased in the offer. You will receive a check for the purchase price of all of your Option Shares purchased in the offer (less the applicable exercise price or prices and applicable withholding taxes) promptly thereafter.

          7.   WILL I BE TAXED ON THE MONEY I RECEIVE?

         You should read Section 5 "Certain U.S. Federal Income Tax Consequences" of the Offer to Purchase for information regarding the tax consequences of your receipt of money in exchange for your Option Shares.

          8.   WHAT WILL HAPPEN TO ANY OPTIONS I STILL HOLD AFTER THE OFFER?

         If, after taking into account proration, we do not purchase all of your Option Shares, the remaining options will not be considered to have been exercised and will remain outstanding.

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          9.   HOW DO I TENDER MY OPTION SHARES IN THE OFFER?

         The only way that you can tender Option Shares in the offer is by completing the Option Election Form, signing the form, and returning it to the Company, which will transmit it to the Depositary. The Option Election Form must be received by the Company before 5:00 p.m., New York City time, on July 25, 2000.

         On this form, you will conditionally exercise your options and tender your Option Shares in the Offer. This is a "conditional" exercise, which means that if some or all of the Option Shares are not purchased in the offer because of the proration process described below and in the Offer to Purchase (or for any other reason), the options will be returned to you as unexercised options. If you would prefer to actually exercise your vested options and tender the Shares you receive in the Offer, you can do so. If you do exercise options, to participate in the Offer you should follow the same procedures applicable to all of our other stockholders. If you decide to exercise your options in order to receive Shares to tender in the Offer, you will need to exercise such options in sufficient time to deliver Option Shares to the Depositary before the Expiration Date for the offer, 5:00 p.m., New York City time, on July 25, 2000.

         Please return the Option Election Form PROMPTLY. If you use the United States mail, we recommend using registered mail, return receipt requested. You may mail your Option Election Form to the Company in the preaddressed envelope that has been provided for your reply or send it by an alternate, faster means (such as facsimile, hand delivery or overnight courier). Please remember that in all events the materials must be received by the Company before 5:00 p.m., New York City time, on July 25, 2000.

          10. WHAT IF I HOLD ORDINARY SHARES OF THE COMPANY IN ADDITION TO MY STOCK OPTIONS?

         If you have actual Shares in your possession (or at a brokerage firm), you may tender those Shares as well. In this case, you may have received two or more sets of offer materials. You should be careful to follow the separate directions that apply to Shares and Option Shares.

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          11.  CAN I CHANGE MY MIND AND WITHDRAW OPTION SHARES THAT I DIRECTED
               TO BE TENDERED?

         Yes, but only if you perform the following steps:

          - You must send a signed notice of withdrawal to the Company, and it must be received by the Company before 5:00 p.m., New York City time, on July 25, 2000.

          - The notice of withdrawal must be in writing. You may fax your notice of withdrawal to Charles D. Adamo at (242) 363-4581.

          - The notice of withdrawal must state your name and social security number and the number of Option Shares that you wish to withdraw from the offer.

         The withdrawal procedures are described in the Instructions for Tender of Options. You must follow these instructions carefully.

         You are entitled to retender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

          12.  WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

         If you have questions about the Offer or need help in properly responding to the Offer, you may call Charles Adamo at (242) 363-6017.

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         This memorandum is intended to help you understand the Offer and how options will be handled in the Offer. The Offer to Purchase and Letter of Transmittal contain the legal terms of the Offer, and are controlling. We urge you to carefully read these documents, which explain our offer in detail.